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                                                                    EXHIBIT 99.1


                                  Danskin, Inc.
                              111 West 40th Street
                            New York, New York 10018

                                 October 4, 1996

SunAmerica Life Insurance Company
1 SunAmerica Center
Los Angeles, California  90067

               This letter contains our agreement with respect to the Board of Directors of Danskin, Inc. ("Danskin").

               1. At the meeting of the Board of Directors of Danskin immediately following the 1996 annual meeting of stockholders of Danskin, currently scheduled for October 16, 1996, Danskin will increase the number of directors constituting the entire Board of Directors of Danskin from eight to ten, with the vacancies created thereby being in Class I and Class III. SunAmerica Life Insurance Company ("SunAmerica") will have the right to designate two persons (the "SunAmerica Designees") to fill the vacancies created thereby subject to the approval (which shall not be unreasonably withheld) as to such person's qualification to serve on the board of directors of a public company engaged in the apparel business by a majority of the directors then in office who are not officers or employees of Danskin. Danskin agrees, and acknowledges that its Board of Directors has agreed, to elect the SunAmerica Designees as directors of Danskin to fill the newly created vacancies. The names and certain information concerning the SunAmerica Designees are set forth on Schedule A hereto. If any SunAmerica Designee declines to serve, is removed, resigns, or for any other reason no longer serves as a director of Danskin, the vacancy created thereby will be filled in accordance with Danskin's Amended and Restated Certificate of Incorporation and By-Laws by another person designated by SunAmerica subject to the approval (which shall not be unreasonably withheld) as to such person's qualification to serve on the board of directors of a public company engaged in the apparel business by a majority of the directors then in office who are not officers or employees of Danskin. One SunAmerica Designee will be elected to each of Class I and Class III and at least one SunAmerica Designee will serve on each committee of



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the Board of Directors of Danskin. Thereafter, subject to paragraph 7 hereof, each SunAmerica Designee or replacement thereof whose term of office shall expire will be included as part of management's slate of nominees for election as director at the applicable meeting of stockholders of Danskin.

               2. SunAmerica will have the right to designate one person (in addition to the SunAmerica Designees) to serve as an observer of the Board of Directors (the "Observer"). The Observer will be given such notices, information and access to information that is sent or made available to any director of Danskin. The Observer shall have the right to attend any and all meetings of the Board of Directors of Danskin, but shall have no voting rights whatsoever at any such meeting.

               3. The Board of Directors shall invite Electra Investments PLC to designate an individual to become a member of the Board of Directors and shall create a vacancy on the Board, by increasing the size of the Board of Directors by one or otherwise, should Electra agree to designate such an individual.

               4. The SunAmerica Designees shall receive the same fees and expense reimbursement as other non-employee directors of Danskin except that any SunAmerica Designee who is also an employee of SunAmerica or any of its affiliates shall not receive any fees for service as a director of Danskin. At a meeting of stockholders to be held prior to June 30, 1997, Danskin shall seek shareholder approval to increase the number of shares subject to options to permit the grant of options to the SunAmerica Designees on the same basis as other non-employee directors and shall grant such options to them.

               5. Except as set forth in this agreement the size of the Board of Directors of Danskin shall not be further increased unless the SunAmerica Designees vote to approve such increase and Danskin shall amend its bylaws accordingly.

               6. In consideration of the foregoing and so long as Danskin complies with its obligations hereunder, SunAmerica will, and will cause its affiliates or nominees (as applicable) to, (a) be present in person or by proxy at the 1996 annual meeting of stockholders of Danskin and at any other annual meeting of stockholders of Danskin held to elect directors prior to June 30, 1997 and (b) vote all shares of common stock of Danskin beneficially owned by any of them at such meeting, in favor of directors nominated by Danskin.



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               7. The number of SunAmerica Designees shall be reduced to one if
SunAmerica beneficially owns less than 1,250,000 shares of common stock of Danskin and both this agreement and all of SunAmerica's rights hereunder shall terminate if SunAmerica beneficially owns less than 750,000 shares of common stock of Danskin. In each case, such number of shares shall be adjusted appropriately for any stock splits, reverse stock splits, mergers or similar transactions.

               8. Danskin hereby represents and warrants to SunAmerica that this letter agreement, and the performance by Danskin of each of its obligations hereunder, has been duly adopted and approved by the Board of Directors of Danskin.

               9. SunAmerica's rights under this agreement are not assignable by SunAmerica. Either party may seek specific enforcement of its rights hereunder.

               If you are in agreement with the foregoing, please sign in the place indicated and return a copy of this letter to my attention.

                                            DANSKIN, INC.

                                            /s/ Mary Ann Domuracki
                                            ------------------------------------
                                            Mary Ann Domuracki
                                            Chief Executive Officer

Acknowledged and agreed to this
4th day of October, 1996:

SUNAMERICA LIFE INSURANCE COMPANY

  /s/ Kevin Buckle
---------------------------------
        Kevin Buckle
        Authorized Agent



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                                                                      Schedule A

SUNAMERICA NOMINEES FOR DIRECTORS

Donald Schupak

               Mr. Schupak is Chief Executive Officer of Schupak Group, an organization that provides strategic planning, management consulting and corporate finance services to a variety of clients, including several Fortune 100 companies. Mr. Schupak founded Schupak Group in 1990 and has served as a director of Horn & Hardart Company. From September 1988 through September 1990, he served as Chairman, Chief Executive Officer and President of Horn & Hardart Company. From 1971 through 1980, Mr. Schupak was actively engaged in the practice of law with Schupak, Rosenfeld & Fischbein, a New York City law firm founded by Mr. Schupak. Mr. Schupak's principal business address is c/o Schupak Group, 730 Fifth Avenue, Suite 1901, New York, NY 10019.

Michel Benasra

               Michel Benasra founded Pour le bebe, Inc. in 1984 and has served as its sole director, Chairman of the Board and Chief Executive Officer since its founding. Pour le bebe, d/b/a Baby Guess(R), Guess Kids(R) and Guess Home Collection(R), is a manufacturer, wholesaler and retailer of infants' and children's apparel and home furnishings. Pour le bebe, in addition to its core major department store and international distribution, operates over 40 retail and factory outlet specialty stores nationwide, and is the largest of Guess?, Inc.'s 26 licensees.




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